Exhibit 23.1

2451 N. McMullen Booth Road Suite.308 Clearwater, FL 33759 855.334.0934 Toll free

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form S-3 registration statement of our audit report dated April 1, 2013 relative to the financial statements of MagneGas Corporation, as of December 31, 2012 and 2011 and for each of the years then ended as included in the Form 10-K filed April 1, 2013.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

On December 17, 2012, the audit firm of Drake & Klein CPAs changed its name to DKM Certified Public Accountants.  The change was reported to the PCAOB as a change of name.  This is not a change of auditors for the Company.

/s/ DKM Certified Public Accountants
DKM Certified Public Accountants f/k/a Drake & Klein CPAs Clearwater, Florida April 10, 2013